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                 January 29, 2021

       William J. Fehrman
       Director, President and Chief Executive Officer
       Berkshire Hathaway Energy Company
       666 Grand Avenue, Suite 500
       Des Moines, Iowa 50309-2580

                                                        Re: Berkshire Hathaway
Energy Company
                                                            Registration
Statement on Form S-4
                                                            Filed January 22,
2021
                                                            File No. 333-252349

       Dear Mr. Fehrman:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Peter J. Hanlon, Esq.